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                             JATO COMMUNICATIONS CORP.

                                EMPLOYMENT AGREEMENT

                                        FOR

                                      TOM HALL

     THIS EMPLOYMENT AGREEMENT ("AGREEMENT") is entered into as of the 29th day of November , 1999, by and between Tom Hall ("EXECUTIVE") and JATO COMMUNICATIONS CORP., a Delaware corporation (the "COMPANY").

     WHEREAS, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for his services; and

     WHEREAS, Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits;

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1.   EMPLOYMENT BY THE COMPANY.

     1.1 TERM. Subject to terms set forth herein, for a period of one (1) year the Company agrees to employ Executive in the position of Vice President, Indirect Markets hereby accepts such employment effective as of the date first written above. This Agreement shall automatically renew on a month-to-month basis unless either party gives thirty (30) days' prior written notice to the other party. During the term of his employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods and reasonable periods of illness or other incapacities permitted by the Company's general employment policies) to the business of the Company.

     1.2 DUTIES. Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with his then existing title(s), consistent with the Bylaws of the Company and as required by the Company's Board of Directors or the Executive's supervisor (the "BOARD").

     1.3 EMPLOYMENT RELATIONSHIP. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control.

2.   COMPENSATION.

     2.1 SALARY. Executive shall receive for services to be rendered hereunder an annualized base salary of $12,500 per month reviewed annually at the discretion of the

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Compensation Committee of the Board of Directors.  Executive's base salary shall be increased annually by an amount equal to the greater of (i) 5% of Executive's base salary and (ii) an amount determined by the Board of Directors.

     2.2 DISCRETIONARY BONUS. Executive will be eligible for a discretionary bonus, in an amount to be determined solely by the Compensation Committee in its discretion, subject to the terms and conditions outlined in a Company bonus plan, which may be established and in effect from time to time.

     2.3 STANDARD COMPANY BENEFITS. Executive shall be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits and compensation practices which may be in effect from time to time and provided by the Company to its employees in comparable positions.

     2.4 ACCELERATION OF STOCK RIGHTS. In the event that the Company consummates an Acquisition or Asset Transfer, as those terms are defined in the Company's Restated Certificate of Incorporation, then the vesting of 100% of all stock options and/or grants unvested at the time of such Acquisition or Asset Transfer held by Executive shall accelerate.

3.   PROPRIETARY INFORMATION OBLIGATIONS.

     3.1 AGREEMENT. Executive agrees to continue to abide by Executive's previously executed Non-competition, Proprietary Information and Inventions Agreement attached hereto as EXHIBIT A.

     3.2 REMEDIES. Executive's duties under the Proprietary Information and Inventions Agreement shall survive termination of his employment with the Company. Executive acknowledges that a remedy at law for any breach or threatened breach by him of the provisions of the Non-competition Proprietary Information and Inventions Agreement would be inadequate, and he therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

4. OUTSIDE ACTIVITIES. Except with the prior written consent of the Company's Board, Executive will not, during the term of this Agreement, undertake or engage in any other employment, occupation or business enterprise, other than those in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder.

5.   TERMINATION OF EMPLOYMENT.

     (a) Either the Executive or the Company may terminate the employment relationship at any time for any reason whatsoever, with thirty (30) days' prior written notice by the Company and with thirty (30) days' prior written notice by the Executive with or without Cause (as defined below) or advance notice. This at-will employment relationship cannot be changed except in a writing approved by the Board. If the Company terminates Executive's employment without Cause at any time, Executive will receive as severance:
(i) twelve (12) months of base salary, less payroll deductions and required withholdings, payable in accordance with the standard pay schedule of the Company, and (ii) a lump sum payment of that portion of the bonus

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Executive is entitled to for the calendar year pro-rated based upon the number of full months Executive was employed during such year in exchange for the execution of a release of all claims against the Company. If Executive resigns or if Executive's employment is terminated for cause, all compensation and benefits will cease immediately, and Executive will receive no severance benefits.

For purpose of this Agreement, "CAUSE" shall mean misconduct, including: (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company; (iii) willful breach of the Company's policies; (iv) intentional damage to the Company's property; (v) material breach of this Agreement or Executive's Proprietary Information and Inventions Agreement; (vi) a failure or refusal in a material respect of Executive to follow the reasonable policies or directions of the Company as specified by the Board of Directors after being provided with notice of such failure and an opportunity to cure within seven (7) days of receipt of such notice; or (vii) failure to carry out the duties of the Executive's position after being provided with notice of such failure and an opportunity to cure. Physical or mental disability shall not constitute "Cause."

     (b) In the event of death, the Company shall pay to Executive any earned but unpaid salary at the time of death and, at the time such amount would otherwise have been due, a pro rata portion of a discretionary bonus, if any, which may otherwise have been paid to Executive pursuant to Section
2.2 hereof with respect to the annual period in which the death occurs. Furthermore, Executive shall vest in 100% of any unvested stock options as of the date of death and the Company shall waive its repurchase rights with respect to 100% of any unvested shares as of the date of death; PROVIDED, HOWEVER, that Executive's estate, administrator or distributor shall become a party to, and be subject to the provisions of, the Stockholders' Agreement.

6. CONTINUATION OF EMPLOYMENT/RESTRICTIVE COVENANT. During the term of Executive's employment and for a period of twelve (12) months immediately following Executive's termination for Cause or the Executive's resignation, Executive shall not without first obtaining the prior written approval of the Company, directly or indirectly engage or prepare to engage, in any activities in competition with the Company, or accept employment or establish a business relationship with a business that directly competes with the Company in providing high speed data transmission services in a market in which the Company has at least one (1) operational DSLAM or at least one (1) central office colocation under construction.

7. NONSOLICITATION. While employed by the Company, and for twelve (12) months immediately following the Executive's termination of employment, Executive agrees not to interfere with the business of the Company by soliciting, attempting to solicit, inducing, or otherwise causing any employee of the Company to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any competitor of the Company.









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8.   GENERAL PROVISIONS.

     8.1 NOTICES. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by telex) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company's then current payroll records.

     8.2 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

     8.3 WAIVER. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

     8.4 COMPLETE AGREEMENT. This Agreement and EXHIBIT A hereto, constitute the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by an officer of the Company.

     8.5 COUNTERPARTS. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

     8.6 HEADINGS. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

     8.7 SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

     8.8 ATTORNEY FEES. If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys' fees and costs incurred in connection with such action.

     8.9 CHOICE OF LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Delaware.

     8.10 SURVIVAL. The following provisions of this Agreement shall survive the termination of Executive's employment and the assignment of this Agreement by the Company

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to any successor in interest or other assignee:  Section 2; Section 3;
Section 6; Section 7; and Section 8.

     8.11 INJUNCTIVE RELIEF. Executive acknowledges that the restrictions set forth in Sections 3, 4, 6 and 7 above are necessary to protect the Company's confidential proprietary information and other legitimate business interests and are reasonable in all respects, including duration, territory and scope of activity restricted. Executive further acknowledges that the provisions of Sections 3, 4, 6 and 7 hereof are essential to the Company, that the Company would not enter into this Agreement if it did not include these provisions and that damages sustained by the Company as a result of a breach of these provisions cannot be adequately remedied by damages, and Executive agrees that the Company, in addition to any other remedy it may have under this Agreement or at law, shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of Sections 3, 4, 6 and 7 of this Agreement. Executive agrees that the existence of any claim or cause of action by Executive against the Company or its affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the provisions of Sections 3, 4, 6 and 7 hereof. Executive shall have no right to enforce any of his rights under this Agreement by seeking or obtaining injunctive or other equitable relief and acknowledges that damages are an adequate remedy for any breach by the Company of this Agreement.

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     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                   JATO COMMUNICATIONS CORP.


                                   By:  /s/ Robert G. Vidal
                                        --------------------------------------
                                        Robert G. Vidal
                                        Vice President, Human Resources



                                   By:  /s/ Thomas W. Hall
                                        --------------------------------------
                                        Mr. Thomas W. Hall














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